UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2016

Eiger BioPharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36183	33-0971591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Cambridge Avenue, Suite 350 Palo Alto, California		94306
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 272-6138

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 20, 2016, Eiger BioPharmaceuticals, Inc. (the “Company”) and Bristol-Myers Squibb Company (“BMS”) entered into a License Agreement (the “License Agreement”) and a Common Stock Purchase Agreement (the “Purchase Agreement”).

Under the License Agreement, BMS granted the Company an exclusive, worldwide, license to research, develop, manufacture, and sell products containing the proprietary BMS molecule known as PEG-interferon Lambda-1a (the “Licensed Product”) for all therapeutic and diagnostic uses in humans and animals. The Company is responsible for the development and commercialization of the Licensed Product at its sole cost and expense. The License Agreement requires the Company to make an upfront payment of $2 million in cash and issue $3 million in Company common stock and includes development and regulatory milestone payments totaling $61 million and commercial sales milestones of up to $128 million. The Company is obligated to pay BMS annual net sales royalties in the range of mid-single to mid-double digits, depending on net sales levels. In addition, if the Company grants a sublicense, the Company is obligated to pay BMS a portion of the sublicensing income received.

The License Agreement will continue in effect on a country-by-country basis for so long as the Company owes royalty payments to BMS under the License Agreement. The royalty term extends on a country-by-country basis for the longer of a specified number of years after first commercial sale, regulatory exclusivity or the period of exclusivity under the licensed patents. Both parties have the right to terminate the agreement for the other party’s uncured material breach of the License Agreement. BMS also has the right to terminate the License Agreement if Eiger fails to meet certain specified diligence obligations, is insolvent or challenges the patents licensed under the License Agreement. In addition, Eiger has the right to terminate the agreement without cause at any time after completion of a specified clinical milestone.

The Purchase Agreement provides for the sale and issuance of 157,587 shares of common stock of the Company at a price per share of $19.04 and an aggregate purchase price of approximately $3,000,000 and grants BMS certain registration rights with respect to the shares of common stock delivered, and BMS has agreed to certain trading and other restrictions with respect to the shares purchased.

The foregoing description is only a summary of certain provisions of the License and Purchase Agreements and is qualified in its entirety by the terms of the License Agreement and Purchase Agreement, copies of which (with certain portions subject to confidential treatment) will be filed with the Quarterly Report on Form 10-Q for the period ended June 30, 2016.

Item 3.02.	Unregistered Sales of Equity Securities.

The information under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 7.01	Regulation FD Disclosure.

The Company is furnishing the Lambda Product Background and Plans Presentation, attached as Exhibit 99.1 to this Current Report on Form 8-K, which the Company may use from time to time in connection with discussing the Licensed Product with investors.

The information in Item 7.01 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing, regardless of any general incorporation language in any such filing, unless the Company expressly sets forth in such filing that such information is to be considered “filed” or incorporated by reference therein.

Item 8.01.	Other events.

On April 20, 2016, the Company issued a press release announcing the Company’s entry into the License Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Reference is made to the Exhibit Index included with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eiger BioPharmaceuticals, Inc.

Dated: April 20, 2016

	By:	/s/ James Welch
James Welch
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Lambda Product Background and Plans.

99.2	Press release issued on April 20, 2016.